As filed with the Securities and Exchange Commission on November 17, 2004
Registration No. 333-118744

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CapitalSource Inc.

(Exact name of Registrant as specified in its charter)

Delaware	35-2206895
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4445 Willard Avenue

12th Floor
Chevy Chase, MD 20815
(301) 841-2700
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive office)

Steven A. Museles

Chief Legal Officer
CapitalSource Inc.
4445 Willard Avenue
12th Floor
Chevy Chase, MD 20815
(301) 841-2700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

James E. Showen
Kevin L. Vold
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, DC 20004-1109
(202) 637-5600

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.     ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF GUARANTORS

I.R.S. Employer
	State or Other Jurisdiction of	Identification
Name	Incorporation or Organization	Number

CapitalSource Finance LLC	Delaware	52-2263026
CapitalSource Holdings Inc.	Delaware	52-2263030

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2004

$225,000,000

CapitalSource Inc.
Senior Convertible Debentures Due 2034 and Shares of
Common Stock Issuable Upon Conversion Thereof

      We issued $225,000,000 aggregate principal amount of our Senior Convertible Debentures Due 2034 in a private placement on March 19, 2004. This prospectus covers resales of the debentures and shares of our common stock issuable upon conversion of the debentures. We will not receive any of the proceeds from the sale of the debentures or the shares of the common stock by the selling securityholders.

      The debentures have an initial principal amount of $1,000 per debenture and bear interest at an annual rate of 1.25%. We will pay interest on the debentures on March 15 and September 15 of each year, beginning on September 15, 2004. We will not pay interest on the debentures after March 15, 2009. On March 15, 2034, the maturity date of the debentures, holders will receive the principal amount of $1,000 per debenture.

      Holders may convert the debentures into our common stock prior to stated maturity if: (1) the sale price of our common stock reaches specified thresholds; (2) the trading price of the debentures falls below a specified threshold; (3) the debentures have been called for redemption; or (4) specified corporate transactions occur. Upon any conversion, we have the right to deliver cash in lieu of shares of our common stock.

      The initial conversion rate is 32.8952 shares of our common stock per $1,000 principal amount of debentures, which is equivalent to a conversion price of approximately $30.40 per share of common stock. The conversion rate is subject to adjustment upon the occurrence of specified events described in this prospectus.

      We may not redeem the debentures before March 15, 2009. On or after that date, we may redeem the debentures in whole or in part for cash at a price equal to 100% of the principal amount of the debentures to be redeemed.

      Holders may require us to repurchase all or any portion of their debentures on March 15, 2009, 2014, 2019, 2024 and 2029 at 100% of the principal amount of the debentures. Holders may also require us to repurchase all or a portion of their debentures at 100% of the principal amount thereof, subject to specified exceptions, upon the occurrence of a fundamental change specified in this prospectus.

      The debentures are unsecured and rank equally with our existing and other future unsecured senior indebtedness. CapitalSource Holdings Inc. (“Holdings”) and CapitalSource Finance LLC (“Finance”), two of our wholly owned subsidiaries, jointly and severally, fully and unconditionally guarantee the due and punctual payment of our obligations under the debentures. The debentures are structurally subordinated to the indebtedness and other liabilities of our other subsidiaries.

      Our common stock is listed on the New York Stock Exchange under the symbol “CSE.” On November 16, 2004, the closing price of our common stock on the New York Stock Exchange was $23.39 per share.

       Investing in these debentures and the common stock involves risks. See “Risk Factors” beginning on page 6.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004

TABLE OF CONTENTS

Summary	1
The Offering	2
Risk Factors	6
Forward-Looking Statements and Projections	10
Use of Proceeds	11
Ratio of Earnings to Fixed Charges	11
Description of Debentures	12
Certain United States Federal Income Tax Considerations	34
Selling Securityholders	42
Plan of Distribution	47
Legal Matters	48
Experts	48
Where You Can Find More Information/Incorporation by Reference	49

      We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling securityholders are offering to sell, and seeking offers to buy, only the debentures and shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

      You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

-i-

SUMMARY

      This summary highlights information appearing elsewhere in this prospectus and the documents incorporated by reference. You should read this entire prospectus as well as the information to which we refer you and the information incorporated by reference carefully, especially the matters discussed in “Risk Factors.”

CapitalSource Inc.

      We are a specialized commercial finance company providing loans to small and medium-sized businesses. Our goal is to be the lender of choice for businesses with annual revenues ranging from $5 million to $250 million that require customized and sophisticated debt financing. As of September 30, 2004, we had 600 loans to 428 clients in 40 states and the District of Columbia with an aggregate outstanding principal amount of $3.8 billion and commitments to lend up to an additional $1.7 billion. For the years ended December 31, 2003 and 2002, we earned pre-tax income of approximately $132.5 million and $41.6 million, respectively. For the nine months ended September 30, 2004 and 2003, we earned pre-tax income of approximately $141.6 million and $84.7 million, respectively.

      Our principal executive office is located at 4445 Willard Avenue, 12th floor, Chevy Chase, Maryland 20815, and our telephone number is (301) 841-2700. We maintain a website at www.capitalsource.com on which we post all reports we file with the SEC under Section 13(a) of the Securities Exchange Act of 1934. We also post on this site our key corporate governance documents, including our board committee charters, our ethics policy and our principles of corporate governance. Information on our website is not, however, a part of this prospectus.

The Offering

      The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the debentures, please refer to the section of this prospectus entitled “Description of Debentures.” For purposes of the description of the debentures included in this prospectus, references to “the Company,” “issuer,” “us,” “CapitalSource,” “we,” and “our” refer only to CapitalSource Inc. and do not include our subsidiaries.

Issuer	CapitalSource Inc., a Delaware corporation.

Securities offered	$225,000,000 aggregate principal amount of Senior Convertible Debentures due 2034.

Ranking	The debentures rank equal in priority with all of the existing and other future unsecured and unsubordinated indebtedness of CapitalSource and senior in right of payment to all future subordinated indebtedness of CapitalSource. The guarantees by Holdings and Finance are unsecured and unsubordinated obligations of Holdings and Finance and rank equal in priority with all of the existing and future unsecured and unsubordinated indebtedness of Holdings and Finance. The debentures and guarantees effectively rank junior to any existing and future secured indebtedness of CapitalSource, Holdings or Finance to the extent of the assets securing such indebtedness and any existing and future indebtedness of CapitalSource guaranteed by subsidiaries other than Holdings and Finance. As of September 30, 2004, we had aggregate indebtedness of $557.8 million, our non-guarantor subsidiaries had aggregate indebtedness of approximately $2.5 billion, excluding intercompany debt and trade payables, all of which was secured, and Holdings and Finance had no secured senior indebtedness outstanding, excluding trade payables. The indenture does not limit the amount of indebtedness that we or any of our subsidiaries may incur.

Guarantees	Holdings and Finance, jointly and severally, fully and unconditionally guarantee the due and punctual payment of our obligations under the debentures in accordance with the terms of such guarantees and the indenture.

Maturity	March 15, 2034, unless earlier redeemed, repurchased or converted.

Interest	1.25% per year on the principal amount, payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2004. We will not pay interest on the debentures after March 15, 2009.

Conversion rights	Holders may convert their debentures into shares of our common stock at an initial conversion rate of 32.8952 shares per $1,000 principal amount of debentures, which is equivalent to a conversion price of approximately $30.40 per share of common stock, subject to adjustment:

1. in any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day;

2. during the five consecutive business day period after any five consecutive trading day period in which the “trading price” per debenture, as determined following a request by a holder of debentures in accordance with the procedures described in “Description of Debentures — Conversion Upon Satisfaction of Trading Price Condition,” for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock for each day during such period;

3. if any debentures are called for redemption, those debentures that have been so called; or

4. upon the occurrence of specified corporate transactions described under “Description of Debentures — Conversion Upon Specified Corporate Transactions.”

Except as otherwise described in this prospectus, you will not receive any payment representing accrued and unpaid interest upon conversion of a debenture.

In accordance with the terms of the Indenture governing the debentures, we intend to make an irrevocable election to satisfy in cash 100% of the principal amount of the debentures converted. If the amount of the payment a holder would be entitled to receive upon conversion would exceed 100% of the principal amount of the debentures converted, we will deliver cash or, at our option, shares of common stock having a value equal to such excess. See “Description of Debentures — Payment Upon Conversion.”

Adjustment of conversion rate	We will adjust the conversion rate of the debentures if any of the following events occurs:

1. we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a stock split or share combination;

2. we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the sale price of shares of our common stock on the business day immediately preceding the time of announcement of such issuance;

3. we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding dividends, distributions and rights or warrants referred to in 1 or 2 above and dividends or distributions paid exclusively in cash referred to in 4 below;

4. we make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock; or

5. we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

Redemption at our option	On or after March 15, 2009, we may redeem the debentures in whole or in part for cash, upon not less than 30 nor more than 60 days’ notice before the redemption date by mail to each registered holder of debentures, for a redemption in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including additional amounts, if any) to but excluding the redemption date.

Sinking fund	None.

Repurchase of debentures by us at the option of the Holder	You have the right to require us to repurchase all or any portion of your debentures on March 15, 2009, 2014, 2019, 2024 and 2029, each of which we refer to as a repurchase date. In each case, the repurchase price will be payable in cash equal to 100% of the principal amount of the debentures plus any accrued and unpaid interest (including additional amounts, if any).

Fundamental change	If a fundamental change (as described in this prospectus) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash or, at our election, shares of common stock, any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. In connection with our exercise of the irrevocable election described above under “— Conversion rights,” we intend to waive our right to deliver shares of our common stock in lieu of cash upon a fundamental change. The fundamental change repurchase price is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest (including additional amounts, if any) to but excluding the repurchase date.

Book-entry form	The debentures are issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	The debentures are not listed on any securities exchange or any automated dealer quotation system. We cannot assure you as to the development or liquidity of any market for the debentures. The initial purchasers of the debentures currently make a market in the debentures and have advised us that they intend to make a market in the debentures sold by means of this prospectus. However, they are not obligated to do so, and they may discontinue any market making with respect to the debentures without notice.

Convertible bond hedge and call option transactions	At the time of the issuance of the debentures, we entered into a convertible bond hedge transaction with JPMorgan Chase Bank, which is expected to reduce the potential dilution upon conversion of the debentures. We also entered into a call option transaction with JPMorgan Chase Bank. At the time we make our irrevocable election to satisfy in cash 100% of the principal amount of the debentures converted, we will modify the terms of our convertible bond hedge transaction with JPMorgan Chase Bank to realign the terms of that contract with our modified conversion obligation. In connection with these hedging transactions, JPMorgan Chase Bank or its affiliates entered into various over-the-counter derivative transactions with respect to our common stock concurrently with the pricing of the debentures and purchased our common stock in secondary market transactions following pricing of the debentures. JPMorgan Chase Bank or its affiliates is likely to modify its hedge positions from time to time prior to conversion or maturity of the debentures by purchasing and selling shares of our common stock, other of our securities or other instruments it may wish to use in connection with such hedging. The effect, if any, of any of these transactions and activities on the market price of our common stock or the debentures will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the debentures and, as a result, the number of shares and value of the common stock you will receive upon the conversion of the debentures.

Use of proceeds	We will not receive any proceeds from the sale by any selling securityholder of the debentures or the shares of common stock issuable upon conversion of the debentures.

Further issues	We may from time to time, without notice to or the consent of the registered holders of the debentures, create and issue additional debt securities having the same terms as and ranking equally and ratably with the debentures in all respects.

New York Stock Exchange symbol for our common stock	CSE

Risk factors	Investment in the debentures involves risk. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus and the documents incorporated by reference herein before investing in the debentures.

RISK FACTORS

      Our business faces many risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our common stock or the debentures could decline. You should consider the following risks, as well as the other information included and incorporated by reference in this prospectus before deciding to invest in the debentures or our common stock.

Risks Related to the Debentures and Our Common Stock

Our debt obligations expose us to risks that could adversely affect our business, operating results and financial condition, and prevent us from fulfilling our obligations under the debentures.

      We have a substantial level of debt. As of September 30, 2004, we and our subsidiaries had $3.1 billion of outstanding indebtedness. The level of our indebtedness, among other things, could:

•	make it difficult for us to make payments on our debt as described below;

•	make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service, acquisitions or general corporate purposes;

•	limit our flexibility in planning for or reacting to changes in our business;

•	reduce funds available for use in our operations;

•	impair our ability to incur additional debt because of financial and other restrictive covenants;

•	make us more vulnerable in the event of a downturn in our business or an increase in interest rates; or

•	place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources.

      If we experience a decline in revenues due to any of the factors described in this Risk Factors section or otherwise, we could have difficulty paying interest or principal amounts due on our indebtedness. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our indebtedness, including the debentures, we would be in default, which would permit the holders of our indebtedness to accelerate the maturity of the indebtedness and could cause defaults under our other indebtedness. Any default under our indebtedness could have a material adverse effect on our business, operating results and financial condition.

The debentures are unsecured and rank pari passu with our existing and future senior debt; the debentures are subordinated to our future secured debt and the secured debt of Holdings and Finance and are structurally subordinated to all liabilities of our other subsidiaries.

      The debentures rank pari passu with the existing and future senior debt of CapitalSource. The debentures are not secured by any of our assets or those of Holdings and Finance. As a result, the debentures are effectively subordinated to any secured debt we may incur or that Holdings or Finance may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt or the secured debt of Holdings or Finance may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the debentures. As of September 30, 2004, we had approximately $557.8 million of unsecured senior indebtedness outstanding, and Holdings and Finance had no secured senior indebtedness outstanding, excluding trade payables.

      The debentures are subordinated to all liabilities of our subsidiaries other than Holdings and Finance. Our rights and the rights of our creditors, including holders of the debentures, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. As of September 30, 2004, our subsidiaries other than Holdings and Finance had aggregate indebtedness of approximately $2.5 billion, excluding trade payables, intercompany liabilities and liabilities of the type not required to be reflected on a balance sheet in accordance with generally accepted accounting principles, all of which was secured.

The debentures do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the debentures.

      We are not restricted under the terms of the debentures from incurring additional indebtedness, including other senior debt or secured debt. In addition, the limited covenants applicable to the debentures do not restrict our ability to pay dividends, issue or repurchase stock or other securities or require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due. In addition, the indenture does not afford protection to holders of the debentures in the event of a fundamental change except to the extent described under “Description of Debentures — Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change.”

We may be unable to repay or repurchase the debentures or our other indebtedness.

      At maturity, the entire outstanding principal amount of the debentures will become due and payable. You may also require us to repurchase the debentures on March 15, 2009, 2014, 2019, 2024 and 2029. Assuming we make the irrevocable election described under “Description of Debentures — Payment Upon Conversion — Conversion After Irrevocable Election to Pay Principal in Cash,” we will also be obligated to use cash to satisfy 100% of the principal amount of the debentures converted. In addition, if a fundamental change, as defined under “Description of Debentures — Repurchase of the Debentures by Us at the Option of the Holder Upon a Fundamental Change,” occurs, you may require us to repurchase all or a portion of your debentures. We may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount due at maturity or upon conversion, or the repurchase price of the debentures. Any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against our repayment or repurchase of the debentures. If we are prohibited from repaying or repurchasing the debentures, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to repay or repurchase the debentures. Any such failure would constitute an event of default under the indenture which could, in turn, constitute a default under the terms of our other indebtedness.

The conditional conversion feature of the debentures could result in holders receiving less than the value of the common stock into which a debenture is convertible.

      The debentures are convertible into shares of our common stock only if specified conditions are met. See “Description of Debentures — Conversion Rights.” If the specific conditions for conversion are not met, holders will not be able to convert their debentures, and holders may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

We cannot assure you that any active market for the debentures will develop or be maintained, which could adversely affect their market price and your ability to sell them for an amount equal to or higher than their initial offering price.

      The debentures are not and will not be listed on any securities exchange, and we do not know whether an active market will develop or be maintained for the debentures. Future trading prices of the debentures will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

The price of our common stock, and therefore the price of the debentures, may fluctuate significantly, which may make it difficult for holders to resell the debentures or the common stock issuable upon conversion of the debentures when desired or at attractive prices.

      The market price of the debentures is expected to be affected significantly by the market price of our common stock. The trading price of our common stock may fluctuate substantially. The price of the common stock which prevails in the market may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Those factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of financial services companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	general economic conditions and trends;

•	major catastrophic events;

•	loss of a major funding source;

•	rating agency downgrade of term debt notes;

•	sales of large blocks of our stock; or

•	departures of key personnel.

      In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may therefore be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

If a substantial number of shares of common stock are sold in a short period of time as they become available, the market price of the debentures and our common stock could decline.

      If our existing shareholders sell substantial amounts of our common stock in the public market, the market price of the debentures and our common stock could decrease significantly. The perception in the public market that our existing shareholders might sell shares of common stock could also depress our market price. As of September 30, 2004, we had 117,818,235 shares of common stock outstanding. As of that date, exercisable options for 894,849 shares were held by our employees. Our directors and executive officers are no longer subject to the lock-up agreements entered into in connection with an offering of debentures we completed in July 2004. In addition, all of our significant shareholders were previously subject to the Rule 144 holding period requirements that elapsed in August 2004, at which time approximately 75,000,000 additional shares became eligible for sale in the public market, subject to compliance with Rule 144. The market price of shares of our common stock or the debentures may drop significantly due to the lapse of the restrictions on resale by our existing shareholders. A decline in the price of the debentures and shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

The convertible bond hedge and call option transactions may affect the value of the debentures and our common stock.

      At the time of the issuance of the debentures, we entered into a convertible bond hedge transaction with JPMorgan Chase Bank, which is expected to reduce the potential dilution upon conversion of the debentures. We also entered into a call option transaction with JPMorgan Chase Bank. In connection with these hedge transactions, JPMorgan Chase Bank or its affiliates entered into various over-the-counter derivative transactions with respect to our common stock concurrently with the pricing of the debentures and purchased our common stock in secondary market transactions following pricing of the debentures. Such activities may have had the effect of increasing, or retarding the decline of, the price of our common stock following pricing of the debentures. JPMorgan Chase Bank or its affiliates is likely to modify its hedge positions from time to time prior to conversion or maturity of the debentures by purchasing and selling shares of our common stock, our other securities or other instruments it may wish to use in connection with such hedging. The effect, if any, of any of these transactions and activities on the market price of our common stock or the debentures will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the debentures and, as a result, the number of shares and value of the common stock you will receive upon the conversion of the debentures.

Rating agencies may provide unsolicited ratings on the debentures that could reduce the market value or liquidity of the debentures.

      We have not requested a rating of the debentures from any rating agency and believe it is unlikely that the debentures will be rated. However, if one or more rating agencies rates the debentures and assigns the debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the debentures and our common stock could be harmed.

Some provisions of Delaware law and our certificate of incorporation and bylaws may deter third parties from acquiring us.

      Our certificate of incorporation and bylaws provide for, among other things:

•	a classified board of directors;

•	restrictions on the ability of our shareholders to fill a vacancy on the board of directors;

•	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without shareholder approval; and

•	advance notice requirements for shareholder proposals.

      In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which restricts the ability of any shareholder that at any time holds more than 15% of our voting shares to acquire us without the approval of shareholders holding at least 66 2/3% of the shares held by all other shareholders that are eligible to vote on the matter. These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions than you desire.

Insiders continue to have substantial control over us and could limit your ability to influence the outcome of key transactions, including a change of control.

      As of the date of this prospectus, our greater than 5% shareholders, directors and executive officers and entities affiliated with them own approximately 45% of the outstanding shares of our common stock. As a result, these shareholders, if acting together, would be able to influence or control matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of the debentures or our common stock.

We do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment, other than interest to March 15, 2009, is if the price of the debentures or our common stock appreciates.

      We do not plan to declare dividends on shares of our common stock in the foreseeable future. Although the debentures bear interest until March 15, 2009, commencing on that date, the debentures will not bear interest and consequently, the only way to achieve a return on your investment will be if the market price of the debentures or our common stock appreciates and you sell your debentures or shares of our common stock, if any, obtained upon conversion of your debentures, as described in this prospectus, at a profit. There is no guarantee that you will be able to convert your debentures or that the price of the debentures that will prevail in the market will ever exceed the price that you pay.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our clients’ or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The “Risk Factors” section of this prospectus and those sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in our Annual Report on Form 10-K as well as other sections included or incorporated by reference into this prospectus discuss some of the factors that could contribute to these differences.

      The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

      This prospectus and the documents incorporated by reference also contain market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

USE OF PROCEEDS

      We will not receive any proceeds from the resale of the debentures and the common stock issuable upon conversion of the debentures by any selling securityholders. All the proceeds from the sale of the debentures and the shares of common stock will be for the account of the selling securityholders. See the “Selling Securityholders” and “Plan of Distribution” sections of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for each of the periods indicated was as follows:

Period from
Nine Months	Year Ended December 31,			September 7, 2000
Ended September 30,				(Inception) through
2004	2003	2002	2001	December 31, 2000

3.7x	4.2x	3.9x	2.5x	0.8x

      The ratio of earnings to fixed charges is computed by dividing (i) income (loss) before income taxes, plus fixed charges by (ii) fixed charges. Fixed charges consist of interest expense on borrowings, including amortization of deferred financing charges and the portion of operating lease rental expense that is representative of the interest factor.

DESCRIPTION OF DEBENTURES

      The debentures are issued under an indenture dated as of March 19, 2004, among us, as issuer, CapitalSource Holdings Inc. (“Holdings”) and CapitalSource Finance LLC (“Finance”), as guarantors, and U.S. Bank National Association, as trustee (as supplemented on October 18, 2004, the “indenture”). The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement. You may request a copy of the indenture and the registration rights agreement from the trustee.

      The following description is a summary of the material provisions of the debentures, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

      As used in this “Description of Debentures” section, references to “CapitalSource,” “we,” “our” or “us” refer solely to CapitalSource Inc. and not to our subsidiaries.

General

      The debentures will mature on March 15, 2034 unless earlier converted, redeemed or repurchased. You have the option, subject to fulfillment of certain conditions and our cash payment election and during the periods described below, to convert your debentures into shares of our common stock at an initial conversion rate of 32.8952 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $30.40 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion of a debenture and subject to our cash payment election, which we intend to make, you will receive only shares of our common stock and a cash payment to account for any fractional share. See “— Payment Upon Conversion.” You will not receive any cash payment for interest, if any (or additional amounts, if any), accrued and unpaid to the conversion date except under the limited circumstances described below.

      If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

      The debentures are issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a debenture” or “each debenture” in this prospectus refer to $1,000 principal amount of the debentures. We issued debentures with a principal amount of $225,000,000 on March 19, 2004.

      The indenture does not limit the amount of debt that may be incurred by us or any of our subsidiaries. As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

      When we refer to “common stock,” we mean the common stock, par value $0.01 per share, of CapitalSource Inc., which is the only outstanding class of our capital stock.

Description of the Guarantees

      Our wholly owned subsidiaries, Holdings and Finance, jointly and severally, fully and unconditionally guarantee the due and punctual payment of our obligations under the debentures in accordance with the terms of such guarantees and the indenture.

Ranking

      The debentures are direct, unsecured and unsubordinated obligations of CapitalSource. The debentures rank equal in priority with all of the existing and future unsecured and unsubordinated indebtedness of CapitalSource and senior in right of payment to all future subordinated indebtedness of CapitalSource. Holdings and Finance, our wholly owned subsidiaries, fully and unconditionally guarantee the due and punctual payment of our obligations under the debentures. The guarantees are unsecured and unsubordinated obligations of Holdings and Finance and rank equal in priority with all of the existing and future unsecured and unsubordinated indebtedness of Holdings and Finance. The debentures and guarantees effectively rank junior to any existing and future secured indebtedness of CapitalSource, Holdings or Finance to the extent of the assets securing such indebtedness and any existing and future indebtedness of our subsidiaries other than Holdings and Finance.

      We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the debentures. The trustee’s claims for these payments will generally be senior to those of holders of the debentures in respect of all funds collected or held by the trustee. Our subsidiaries are separate and distinct legal entities and, other than the obligations of Holdings and Finance under the guarantees, have no obligation, contingent or otherwise, to make payments on the debentures or to make any funds available for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions.

      Substantially all of the loans that we have not securitized in our term debt transactions secure the credit facilities and repurchase agreements of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, these assets will be available to pay the obligations of the debentures only after all such secured debt has been repaid in full. In addition, the assets of our subsidiaries other than Holdings and Finance will not be available to pay the obligations on the debentures until all of the indebtedness and other liabilities of such subsidiaries are satisfied. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the debentures then outstanding. As of September 30, 2004, we and our subsidiaries had senior debt of $3.1 billion, $2.5 billion of which was secured.

Interest

      The debentures bear interest at a rate of 1.25% per annum until March 15, 2009. Interest (including additional amounts, if any) will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2004 and ending on March 15, 2009. After March 15, 2009, we will not pay interest on the debentures.

      Interest on a debenture (including additional amounts, if any) will be paid to the person in whose name the debenture is registered at the close of business on the March 1 or September 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from March 19, 2004 or from the most recent date to which interest has been paid or duly provided for until March 15, 2009.

Optional Redemption by Us

      No sinking fund is provided for the debentures. Prior to March 15, 2009, the debentures are not redeemable. On or after March 15, 2009, we may redeem the debentures in whole or in part at any time for a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, if any, (including additional amounts, if any) to but excluding the redemption date.

      If the redemption date is an interest payment date, interest (including additional amounts, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

      We will provide not less than 30 nor more than 60 days’ notice of redemption by mail to each registered holder of debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those debentures or portions of debentures called for redemption.

      If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debenture for partial redemption and you convert a portion of the same debenture, the converted portion will be deemed to be from the portion selected for redemption.

      We may not redeem the debentures if we have failed to pay any interest (including additional amounts, if any) on the debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the debentures.

Conversion Rights

      Subject to the conditions and during the periods described below, you may convert each of your debentures into shares of our common stock initially at a conversion rate of 32.8952 shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $30.40 per share of common stock). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and are subject to adjustment as described below. You may convert fewer than all of your debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

      In accordance with the terms of the Indenture governing the debentures, we intend to make an irrevocable election to satisfy in cash 100% of the principal amount of the debentures converted. If the amount of the payment a holder would be entitled to receive upon conversion would exceed 100% of the principal amount of the debentures converted, we will deliver cash or, at our option, shares of common stock having a value equal to such excess. See “— Payment Upon Conversion.”

      You may convert your debentures only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of the market price condition;

•	in whole or in part, upon satisfaction of the trading price condition;

•	if any of your debentures are called for redemption, those debentures that have been so called; or

•	in whole or in part, upon the occurrence of specified corporate transactions.

      If we call your debentures for redemption, you may convert the debentures only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a debenture as described under either “— Repurchase of Debentures by Us at the Option of the Holder” or “— Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change,” you may not surrender that debenture for conversion until you have withdrawn the repurchase election in accordance with the indenture.

      Upon conversion, you will not receive any cash payment of interest (including additional amounts, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates. However, you may not be able to retain such amounts because, subject to certain exceptions described below, debentures surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest (including additional amounts, if any) payable on the debentures so converted. We will not issue fractional common shares upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common stock on the trading day prior to the conversion date. Our delivery to you of the full number of shares of our common stock into which a debenture is convertible, together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the debenture; and

•	accrued but unpaid interest, if any (including additional amounts, if any), to but excluding the conversion date.

      As a result, accrued but unpaid interest, if any (including additional amounts, if any), to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Certain United States Federal Income Tax Considerations.”

      Notwithstanding the two preceding paragraphs, if debentures are converted after the close of business on a record date, holders of such debentures at the close of business on the record date will receive the interest (including additional amounts, if any) payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Debentures, upon surrender for conversion during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest (including additional amounts, if any) payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the next interest payment date, (2) if we have specified a redemption date following a fundamental change that is after a record date and on or prior to the next interest payment date or (3) to the extent of any overdue interest (including any additional amounts) if any overdue interest exists at the time of conversion with respect to such debenture. If you convert debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

Conversion Procedures

      To convert your debenture you must do the following:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

      The date you comply with these requirements is the conversion date under the indenture. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. If your interest is a beneficial interest in a global debenture, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture. You will not be entitled to any rights as a holder of our common stock until any conversion is effective, assuming we do not elect to pay the conversion price in cash.

      You may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any debentures are converted, together with a cash payment for any fractional share, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

Payment Upon Conversion

      Following receipt of your conversion notice, we may choose to deliver cash in lieu of shares of our common stock, as described below. We intend to make an irrevocable election in this regard as described in paragraph (3) below.

      (1) Conversion On or Prior to the Final Notice Date. In the event that we receive your notice of conversion and supporting documentation on or prior to the day that is 20 days prior to maturity or, with respect to debentures being redeemed, the applicable redemption date (the “final notice date”), the following procedures will apply:

      If we elect to satisfy all of our obligation (the “conversion obligation”) in cash, we will notify you through the trustee of such election at any time on or before the date that is five business days following receipt of your notice of conversion (“cash settlement notice period”). If we timely elect to pay cash for the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (“conversion retraction period”); no such retraction can be made (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). If the conversion notice has not been retracted, then settlement (in cash or shares) will occur on the business day following the final day of the seven consecutive trading day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). Settlement amounts will be computed as follows:

•	If we elect to satisfy the conversion obligation in shares of common stock, we will deliver to you a number of shares equal to (1) the aggregate principal amount of debentures to be converted divided by 1,000 multiplied by (2) the applicable conversion rate.

•	If we elect to satisfy the conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

•	a number equal to (1) the aggregate principal amount of debentures to be converted divided by 1,000 multiplied by (2) the conversion rate and

•	the average of the last reported sale prices of our common stock during the cash settlement averaging period.

      In addition, if we elect to satisfy our obligation in shares of common stock, we will pay cash for all fractional shares of common stock as described above.

      (2) Conversion After the Final Notice Date. In the event that we receive your notice of conversion after the final notice date, we will not send individual notices of our election to satisfy the conversion obligation in cash. Instead, if we choose to satisfy the conversion obligation in cash, we will send a single notice to the trustee to such effect at any time on or before the final notice date. Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “— Conversion On or Prior to the Final Notice Date” except that the “cash settlement averaging period” shall be the five consecutive trading days ending on the third trading day prior to the conversion date and settlement (in cash or shares) will occur on the third business day following the conversion date.

      “Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

      (3) Conversion After Irrevocable Election to Pay Principal in Cash. At any time prior to maturity, we may irrevocably elect, in our sole discretion without the consent of the holders of the debentures, by notice to the trustee and the holders of the debentures to satisfy in cash 100% of the principal amount of the debentures converted after the date of such election. If such an election is made, upon any conversion we will deliver cash equal to the lesser of 100% of the principal amount of debentures converted or the cash settlement amount determined pursuant to the second bullet point under “— Conversion On or Prior to the Final Notice Date” above. In addition, if such cash settlement amount as so determined exceeds 100% of the principal amount of debentures converted, we will deliver cash or, at our option, shares of common stock having a value equal to such excess. In either case, settlement dates will be determined in the same manner as set forth above under “— Conversion On or Prior to the Final Notice Date” and “— Conversion After the Final Notice Date,” as applicable. We intend to make this election in the fourth quarter of 2004.

Conversion Upon Satisfaction of Market Price Condition

      You may surrender your debentures for conversion in any calendar quarter before the business day immediately prior to the maturity of the debentures (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the applicable conversion price per share of our common stock on such last trading day.

      The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the New York Stock Exchange, or such other principal U.S. national or regional securities exchange on which our common stock is traded, or if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System. The last reported sales price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the National Association of Securities Dealers Automated Quotation System on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the price determined in good faith by our Board of Directors.

Conversion Upon Satisfaction of Trading Price Condition

      You may surrender your debentures for conversion during the five consecutive business day period after any five consecutive trading day period in which the “trading price” per debenture, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that period was less than 98% of the product of the conversion rate and the last reported sale price of our common stock for each day during such period (the “98% Trading Exception”); provided, however, that if, on the date of any conversion pursuant to the 98% Trading Exception that is on or after March 15, 2029, the last reported sale price of our common stock on the trading day before the conversion date is greater than 100% of the applicable conversion price, then holders surrendering debentures for conversion will receive, in lieu of shares of our common stock based on the then applicable conversion rate, shares of common stock with a value equal to the principal amount of the debentures being converted (a “principal value conversion”).

      Shares of our common stock delivered upon a principal value conversion will be valued at the greater of the applicable conversion price on the eighth day prior to the conversion date and the last reported sale price on the conversion date. We will deliver shares of our common stock upon a principal value conversion no later than the third business day following the determination of the last reported sale price.

      The “trading price” of a debenture on any date of determination shall be determined by us and shall be the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $5,000,000 aggregate principal amount of debentures at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if:

•	at least three such bids are not obtained by the bid solicitation agent, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of debentures as of such determination date,

then the trading price for such determination date will equal (1) the applicable conversion rate of the debentures as of such determination date multiplied by (2) the average last reported sale price (as defined below) of our common stock on the five trading days ending on such determination date. The bid solicitation agent initially will be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the debentures.

      In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per debenture would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per debenture is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

Conversion Upon Notice of Redemption

      If we call any or all of the debentures for redemption, you may convert any of your debentures that have been called for redemption at any time prior to the close of business on the second business day prior to the redemption date. If you have already submitted a debenture for repurchase on a repurchase date, you may not surrender that debenture for conversion until you have withdrawn your repurchase election in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

      If we elect to:

•	distribute to all holders of our common stock rights or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all holders of our common stock, assets, debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

      In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its debentures immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its debentures as described under “— Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change.”

Conversion Rate Adjustments

      The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the debentures participate in any of the transactions described below.

      (1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR 0	×	OS’

OS 0

      where,

CR 0 =	the conversion rate in effect immediately prior to such event
CR’ =	the conversion rate in effect immediately after such event
OS 0 =	the number of our shares of common stock outstanding immediately prior to such event
OS’ =	the number of our shares of common stock outstanding immediately after such event

      (2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, at a price per share or a conversion price per share less than the last reported sale price of shares of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR 0	×	OS 0 + X

OS 0 + Y

      where,

CR 0 =	the conversion rate in effect immediately prior to such event
CR’ =	the conversion rate in effect immediately after such event
OS 0 =	the number of shares of our common stock outstanding immediately prior to such event
X =	the total number of shares of our common stock issuable pursuant to such rights
Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the ex-dividend date with respect to the issuance of such rights

      (3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (2) above; and

•	dividends or distributions paid exclusively in cash referred to in clause (4) below;

      then the conversion rate will be adjusted based on the following formula:

CR’ = CR 0	×	SP 0

SP 0 - FMV

      where,

CR 0 =	the conversion rate in effect immediately prior to such distribution
CR’ =	the conversion rate in effect immediately after such distribution
SP 0 =	the average of the last reported sale prices of our common stock for the ten days prior to the business day immediately preceding the ex-dividend date with respect to such distribution
FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

      (4) If we make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR 0	×	SP 0

SP 0 - FMV

      where,

CR 0 =	the conversion rate in effect immediately prior to the record date for such distribution
CR’ =	the conversion rate in effect immediately after the record date for such distribution
SP 0 =	the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the ex-dividend date with respect to such distribution
C =	the amount in cash per share we distribute to holders of our common stock

      (5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR 0	×	AC + (SP’ × OS’)

OS 0 x SP’

      where,

CR 0 =	the conversion rate in effect on the date such tender or exchange offer expires
CR’ =	the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires
AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer
OS 0 =	the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires
OS’ =	the number of shares of common stock outstanding immediately after the date such tender or exchange offer expires
SP’ =	the average of the last reported sale prices of our common stock for the ten consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires

      If, however, the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

      Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

      In the event of:

•	any reclassification of our common stock, or

•	a consolidation, merger or combination involving us, or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, holders of debentures will generally be entitled thereafter to convert their debentures into the same type of consideration received by holders of our common stock immediately prior to one of these types of event.

      We are permitted to increase the conversion rate of the debentures by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We are required to give at least 15 days prior notice of any increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. For discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the debentures, see “Certain United States Federal Income Tax Considerations — Constructive Dividends to Holders of Debentures or Common Stock.”

      Holders of debentures will receive, upon conversion of debentures, in addition to shares of our common stock, if we adopt, or subsequently amend, a rights plan while debentures remain outstanding, the rights under that rights plan as so adopted or amended unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock, in which case the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or other assets or property described in clause (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

      The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any (including additional amounts, if any).

      Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

      No adjustment in the applicable conversion rate will be required until the earlier of (1) such time as we provide notice to holders of our intention to redeem the debentures or (2) such time as the adjustment would require an increase of at least 1% of the applicable conversion rate. If an adjustment is not made because the adjustment would not change the applicable conversion rate by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

      In the event of:

•	a taxable distribution to holders of shares of common stock that results in an adjustment to the conversion rate or

•	an increase in the conversion rate at our discretion,

the holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In addition, non-US holders of debentures in certain circumstances may be deemed to have received a distribution subject to United States federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations — Constructive Dividends to Holders of Debentures or Common Stock” and “— Consequences to Non-U.S. Holders.”

Repurchase of Debentures by Us at the Option of the Holder

      You have the right to require us to repurchase all or a portion of your debentures for cash on March 15, 2009, March 15, 2014, March 15, 2019, March 15, 2024 and March 15, 2029 (each, a “repurchase date”).

      We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.

      The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest, if any (including additional amounts, if any), to but excluding the repurchase date.

      On or before the 20th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the repurchase price;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that holders must follow to require us to repurchase their debentures.

      Your notice electing to require us to repurchase debentures must state:

•	if certificated debentures have been issued, the debenture certificate numbers;

•	the portion of the principal amount of debentures to be repurchased, which must be in integral multiples of $1,000; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

      If your debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

      No debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the repurchase price of the debentures.

      You may withdraw any repurchase notice in whole or in part by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

      If your debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

      To receive payment of the repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture.

      If the paying agent holds money sufficient to pay the repurchase price of the debentures on the repurchase date, then, on and after the business day following such date:

•	the debentures will cease to be outstanding and interest (including additional amounts, if any) will have ceased to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the repurchase price upon transfer or delivery of the debentures).

      We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change

      If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The repurchase price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest, if any (including additional amounts, if any), to but excluding the repurchase date.

      A “fundamental change” will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all shares of our capital stock that are entitled to vote generally in the election of directors;

•	consummation of any share exchange, consolidation or merger of us or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries, pursuant to which our common stock will be converted into cash, securities or other property; provided, however, that a transaction where the holders of our voting capital stock immediately prior to such transaction have directly or indirectly more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change; or

•	our common stock or other common stock into which the debentures are convertible is neither listed for trading on a U.S. national securities exchange nor approved for trading on the National Association of Securities Dealers Automated Quotation System or another established automated over-the-counter trading market in the United States.

      A fundamental change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

•	the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the debentures immediately before the fundamental change or the public announcement thereof; or

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

      For purposes of the above paragraph the term “capital stock” of any person means any and all shares (including ordinary shares or American Depository Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

      On or before the 30th day after the occurrence of a fundamental change, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their debentures.

      To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent. Your repurchase election must state:

•	if certificated, the certificate numbers of your debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

      If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

      You may withdraw any repurchase election (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

      If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

      We will be required to repurchase the debentures no later than 30 business days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the debentures on the fundamental change repurchase date, then on the business day following such date:

•	the debentures will cease to be outstanding and interest (including additional amounts, if any) will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the debentures).

      If a fundamental change occurs, as described above, instead of paying the repurchase price in cash we may elect to pay the repurchase price in shares of our common stock, or, in the case of a merger in which we are not the surviving corporation, common stock or American Depository Shares of the surviving corporation or its direct or indirect parent corporation, at our option. The number of shares of the applicable common stock or securities you will receive will equal the amount of the repurchase price divided by 98% of the average last reported sale prices of the applicable common stock or securities for the five consecutive trading days immediately preceding the second business day immediately preceding the fundamental change repurchase date. However, we may not pay the repurchase price in the applicable common stock or securities unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

•	registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•	qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of the applicable common stock or securities on a U.S. national securities exchange or quotation thereof on an inter-dealer quotation system of any registered U.S. national securities association.

      If the paying agent holds money and/or applicable stock sufficient to pay the fundamental change repurchase price of the debentures on the fundamental change repurchase date, then:

•	the debentures will cease to be outstanding and interest (including additional amounts, if any) will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

•	all your other rights as a holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest (including additional amounts, if any) upon delivery or transfer of the debentures).

      We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of debentures upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

      The rights of the holders to require us to repurchase their debentures upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

      The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

      No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

      The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

      If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. See, “Risk Factors — Risks Related to the Debentures and Our Common Stock — We may be unable to repay or repurchase the debentures or our other indebtedness.” If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Merger and Sale of Assets by Us

      The indenture will provide that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the debentures and the indenture;

•	immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

      Upon any permitted consolidation, merger, sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture and the debentures, and after any such contemplated transaction, we will be relieved of all obligations and covenants under the indenture and the debentures.

Events of Default; Notice and Waiver

      The following will be events of default under the indenture:

•	we fail to pay principal of the debentures when due at maturity or otherwise;

•	we fail to pay any interest (including additional amounts, if any) on the debentures when due and such failure continues for a period of 30 days;

•	we fail to provide notice of the occurrence of a fundamental change on a timely basis;

•	we default in our obligation to convert the debentures into shares of our common stock or cash upon exercise of a holder’s conversion right and such default continues for a period of 10 days;

•	we default in our obligation to repurchase the debentures at the option of a holder upon a fundamental change or on any other repurchase date;

•	we default in our obligation to redeem the debentures after we have exercised our option to redeem;

•	we fail to perform or observe any of the other covenants in the indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in principal amount of the outstanding debentures;

•	there occurs an event of default with respect to our or any of our significant subsidiaries’ within the meaning of Regulation S-X promulgated under the Securities Act indebtedness having a principal amount then outstanding, individually or in the aggregate, of at least $25.0 million, whether such indebtedness now exists or is hereafter incurred, which default or defaults:

•	shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable and such acceleration shall not have been rescinded or annulled within 60 days after the date of such acceleration; or

•	shall constitute the failure to pay such indebtedness at the final stated maturity thereof (after expiration of any applicable grace period);

•	any final judgment or judgments for the payment of money in excess of $25.0 million shall be rendered against us and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

•	certain events involving our bankruptcy, insolvency or reorganization.

      The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal or interest (including additional amounts, if any) on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

      If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal and accrued and unpaid interest, if any (including additional amounts, if any), on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest (including additional amounts, if any) on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest (including additional amounts, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

      The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

      No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including additional amounts, if any) on the debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

      The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures). However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

•	extend the fixed maturity of any debenture;

•	reduce the rate or extend the time for payment of interest (including additional amounts, if any) on any debenture;

•	reduce the principal amount of any debenture;

•	reduce any amount payable upon redemption or repurchase of any debenture;

•	affect our obligation to redeem any debentures on a redemption date in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture at the option of the holder in a manner adverse to such holder;

•	affect our obligation to repurchase any debenture upon a fundamental change in a manner adverse to such holder;

•	impair the right of a holder to institute suit for payment on any debenture;

•	change the currency in which any debenture is payable;

•	impair the right of a holder to convert any debenture or reduce the number of common shares, the amount of cash or the amount of any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture;

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

•	reduce the percentage of debentures required for consent to any modification of the indenture.

      We and the trustee are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures, including to:

•	secure any debentures;

•	evidence the assumption of our obligations by a successor person;

•	add covenants or events of default for the benefit of the holders of debentures or surrender any power conferred upon us;

•	cure any ambiguity or correct any error in the indenture;

•	establish the forms or terms of the debentures;

•	evidence the acceptance of appointment by a successor trustee;

•	increase the conversion rate;

•	facilitate the discharge of the debentures;

•	facilitate the registration of the debentures;

•	qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; and

•	make other changes to the indenture or forms or terms of the debentures, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the debentures.

Calculations in Respect of Debentures

      We will be responsible for making all calculations called for under the indenture. These calculations include, but are not limited to, determinations of the market prices of our common stock and the debentures, the amount of accrued interest (including additional amounts, if any) payable on the debentures and the conversion price of the debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of debentures.

      We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Information Concerning the Trustee

      We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Governing Law

      The debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

      The debentures are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

      Holders may present debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Payment and Paying Agent

      We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

      However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notices

      Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Satisfaction and Discharge

      The indenture will generally cease to be of any further effect with respect to the debentures, if:

•	we have delivered to the trustee for cancellation all outstanding debentures (with certain limited exceptions) or

•	all debentures not previously delivered to the trustee for cancellation have become due and payable, whether at the maturity date, any redemption date or any repurchase date (including upon the occurrence of a fundamental change), or upon conversion or otherwise, and we have deposited with the trustee an amount (including our common stock, as applicable) sufficient to pay all of the outstanding debentures,

•	and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Registration Rights

      We entered into a registration rights agreement with the initial purchasers pursuant to which we agreed for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures that we will, at our cost:

•	no later than the 195th day after the original date of issuance of the debentures, file a shelf registration statement covering resales of the debentures and the common stock issuable upon conversion thereof pursuant to Rule 415 under the Securities Act;

•	use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act no later than 285 days after the original date of issuance of the debentures; and

•	use our best efforts to keep the shelf registration statement effective until such time as all of the debentures and the common stock issuable upon conversion thereof cease to be outstanding or have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

      We may suspend the effectiveness of the shelf registration statement or the use of this prospectus which forms a part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any such suspension period shall not exceed an aggregate of 90 days in any 12-month period. In addition, holders will be unable to use the registration statement if we have filed a post-effective amendment to the registration statement for the purpose of adding holders to the registration statement until the post-effective amendment is declared effective, and this inability will not be subject to the 90-day limit referred to above or the payment of additional amounts discussed below.

      We will pay predetermined additional amounts to holders of debentures and holders of common stock issued upon conversion of the debentures if the shelf registration statement is not timely made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above. Those additional amounts will accrue until a failure to become effective or unavailability is cured at a rate equal to 0.25% per annum of the outstanding principal amount thereof for the first 90 days after the occurrence of the event and 0.50% per annum of the outstanding principal amount thereof after the first 90 days.

      The additional amounts will accrue from and including the date on which the registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the debentures may be entitled to equitable relief, including injunction and specific performance.

      A holder who elects to sell securities pursuant to the shelf registration statement of which this prospectus forms a part is required to:

•	be named as a selling securityholder in this prospectus;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

      Under the registration rights agreement we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of this prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the debentures and common stock issued upon conversion of the debentures in accordance with the terms and conditions of the registration rights agreement.

      Under the terms of the registration rights agreement, our consent is required for the holders to be able to effect resales through an underwritten public offering of the common stock issued or issuable upon conversion of the debentures. We are not obligated to give such consent. If, however, we were to consent to permit resales in an underwritten public offering, the rights of the holders of the common stock issued or issuable upon conversion of the debentures to sell their shares are subject to cut-back rights in favor of certain of our existing shareholders, including members of our management, under the terms of the Amended and Restated Registration Rights Agreement that we entered into in August 2002 with such existing shareholders.

      We also agreed to register shares of our common stock issuable upon conversion of the debentures to the extent necessary to permit such shares to be freely tradable under the Securities Act by holders who are not affiliates of us.

Book-Entry System

      Debentures are evidenced by a global debenture that is deposited with DTC and registered in the name of Cede & Co. as DTC’s nominee. Except as set forth below, the global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited. Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

      We will pay interest, if any, (including additional amounts, if any) on, and the redemption price and the repurchase price of, a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

      DTC is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, DTC has ceased to be a clearing agency registered under the Exchange Act or an event of default has occurred and is continuing, we will issue debentures in certificated form in exchange for global debentures. In addition, beneficial interests in a global debenture may be exchanged for certificated debentures upon the reasonable request of any beneficial holder on terms acceptable to us, the trustee and the depositary. We may at any time and in our sole discretion determine not to have debentures represented by global debentures and in such event will issue certificates in definitive form in exchange for the global debentures.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      This section describes the material United States federal income tax considerations relating to the purchase, ownership and disposition of the debentures and of the common stock acquired upon conversion or repurchase of the debentures. This description does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code,” Treasury regulations issued under the Code, published rulings and court decisions, all as in effect on the date hereof. These authorities may change, possibly on a retroactive basis, or the Internal Revenue Service, referred to as the “IRS,” might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of the debentures or our common stock could differ from those described below.

      This description assumes that the debentures and the common stock are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Code.

      This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax laws (such as financial institutions, real estate investment trusts, regulated investment companies, grantor trusts, insurance companies, tax-exempt organizations, brokers, dealers or traders in securities or foreign currencies, and persons holding debentures or common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction for U.S. federal income tax purposes). In addition, this description does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders.

      If a partnership or other entity taxable as a partnership holds the debentures or the common stock, the tax treatment of a partner will generally depend on the status and activities of the partner and the status and activities of the partnership. Any such partnership or other entity owning the debentures or the common stock and any owner thereof should consult its tax advisor as to the tax consequences of the purchase, ownership and disposition of the debentures and the common stock.

      We urge prospective investors to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or foreign taxing jurisdiction or under any applicable treaty or the possible effects of changes in the United States federal and other tax laws.

Consequences to U.S. Holders

      The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of debentures or common stock. “U.S. Holder” means a beneficial owner of the debentures or the common stock that is:

•	a citizen or resident of the United States, as determined for United States federal income tax purposes;

•	a corporation or other business entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust, or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on the previous date.

Interest/Original Issue Discount

      Because the stated interest on the debentures will not be payable after March 15, 2009, it will not be considered “qualified stated interest” under the Treasury Regulations relating to original issue discount. As a result, all stated interest on the debentures will be treated as original issue discount, and U.S. Holders (whether cash or accrual method taxpayers) will be required to include stated interest in income as it accrues, in accordance with a constant yield method, rather than when such interest is actually paid. As a result, U.S. Holders may be subject to tax with respect to a portion of a stated interest payment before the receipt of such payment. The accrual of original issue discount on the debentures will be determined by assuming that the debentures will have a maturity date of March 15, 2009, because stated interest on the debentures will not be payable after that date.

Market Discount/ Acquisition Premium

      If a U.S. Holder purchases a debenture for an amount that is less than its adjusted issue price (generally, the original issue price of the debenture plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the debenture) as of the purchase date, such U.S. Holder will be treated as having purchased such debenture at a “market discount,” unless such market discount is less than a specified de minimis amount.

      Under the market discount rules, a U.S. Holder will be required to treat any payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a debenture as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such debenture at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the stated maturity date of the debenture, unless the U.S. Holder elects to accrue market discount on the constant interest method.

      A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a debenture with market discount until the stated maturity of the debenture or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the debenture and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax advisor.

      A U.S. Holder who purchases a debenture for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the debenture after the purchase date will be considered to have purchased the debenture at an “acquisition premium.” Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such debenture for any taxable year (or portion thereof in which the U.S. Holder holds the debenture) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

Liquidated Damages

      The contingent obligation to make payments of “liquidated damages” if we fail to comply with specified obligations under the registration rights agreement may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” As of the issue date, we believe and intend to take the position that the likelihood that we will make payments of “liquidated damages” is remote. Therefore, we intend to take the position that the debentures should not be treated as contingent payment debt instruments, and that any payment of “liquidated damages” will be taxable to U.S. Holders only at the time it accrues or is received in accordance with such holder’s method of tax accounting. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give you no assurance that this position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing of the U.S. Holder’s income and could cause the gain from the sale or other disposition of a debenture to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a U.S. Holder, unless the U.S. Holder discloses in the proper manner to the IRS that it is taking a different position.

Sale, Exchange or Redemption of the Debentures

      A U.S. Holder generally will recognize capital gain or loss if the U.S. Holder disposes of a debenture in a sale, redemption or exchange (other than a conversion of the debenture into common stock). The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the debenture. The U.S. Holder’s adjusted tax basis in the debenture will generally equal the amount the U.S. Holder paid for the debenture, increased by the original issue discount previously included in the U.S. Holder’s income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and reduced by any cash payments made on the debentures. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the debenture. The gain or loss recognized by a U.S. Holder on a disposition of the debenture will be long-term capital gain or loss if the U.S. Holder held the debenture for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

      If, upon a change in control, a U.S. Holder requires us to repurchase some or all of the holder’s debentures and we elect to pay the repurchase price in shares of our common stock or a combination of cash and shares of our common stock, the redemption may qualify as a recapitalization for U.S. federal income tax purposes if the debentures qualify as “securities” for those purposes. Whether debentures qualify as “securities” is not free from doubt. If the redemption qualifies as a recapitalization and we deliver solely our common stock in the redemption, a U.S. Holder would not recognize any income, gain or loss on the holder’s receipt of our common stock in exchange for debentures, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of common stock. The receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss measured by the difference between the amount of cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share. The U.S. Holder’s aggregate basis in the common stock would equal his adjusted basis in the debenture (less the portion of the basis allocable to a fractional share of common stock for which cash is received). The U.S. Holder’s holding period for the stock would include the period during which he held the debenture. If the redemption qualifies as a recapitalization and we deliver a combination of cash and shares of our common stock in the redemption, a U.S. Holder would not be permitted to recognize any loss as a result of the redemption and would be required to recognize any gain realized to the extent of cash received. The U.S. Holder’s aggregate basis in the common stock would equal his adjusted basis in the debenture, increased by any gain recognized, and reduced by the amount of cash that is received in the transaction. The U.S. Holder’s holding period for the stock would include the period during which he held the debenture. If the redemption does not qualify as a recapitalization, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the debenture as described above. U.S. Holders should consult their own tax advisor as to whether the debentures should be treated as securities for federal income tax purposes.

Conversion of the Debentures

      A U.S. Holder who converts a debenture into our common stock will not recognize any income, gain or loss, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share. The U.S. Holder’s aggregate adjusted basis in the common stock will equal his adjusted basis in the debenture (less the portion of the basis allocable to a fractional share of common stock for which cash is received), and the U.S. Holder’s holding period for the stock will include the period during which he held the debenture. The receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share.

Dividends on Common Stock

      If a U.S. Holder converts a debenture into common stock and we make a distribution (other than a distribution of our own stock) in respect of that stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. Holder’s adjusted tax basis in the U.S. Holder’s common stock to the extent of the U.S. Holder’s adjusted tax basis in that stock. Any remaining excess will be treated as capital gain. Recent legislation provides for special treatment of dividends paid to individual taxpayers prior to 2009. Under this legislation, dividend income that is received by individual taxpayers and that satisfies certain requirements is generally subject to tax at a favorable rate. We are required to provide stockholders who receive dividends with an information return on Form 1099-DIV that states the extent to which the dividend is paid from our current or accumulated earnings and profits. If a U.S. Holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. Holder may qualify for the 70% dividends received deduction if the U.S. Holder owns less than 20% of the voting power and value of our stock.

Constructive Dividends to Holders of Debentures or Common Stock

      The terms of the debentures allow for changes in the conversion price of the debentures in certain circumstances. A change in conversion price that allows U.S. Holders of debentures to receive more shares of common stock on conversion may increase those debenture holders’ proportionate interests in our earnings and profits or assets. In that case, those debenture holders could be treated as though they received a dividend in the form of our common stock. Such a constructive stock dividend could be taxable to those debenture holders, although they would not actually receive any cash or other property. For example, such a taxable constructive stock dividend would occur if the conversion price were adjusted to compensate debenture holders for distributions of cash or property to our stockholders. However, a change in conversion price to prevent the dilution of the debenture holders’ interests upon a stock split or other change in capital structure, if made under a bona fide, reasonable adjustment formula, should not increase debenture holders’ proportionate interests in our earnings and profits or assets and should not be treated as a constructive stock dividend. On the other hand, if an event occurs that dilutes the debenture holders’ interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property. These dividends would result in dividend income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described above.

Sale of Common Stock

      A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the stock as described above in “— Conversion of the Debentures” and “— Sale, Exchange or Redemption of the Debentures”. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

      When required, we or our paying agent will report to the holders of the debentures and the common stock and the IRS amounts paid or accrued on or with respect to the debentures and the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. Holder will be subject to backup withholding on payments made on the debentures and dividends paid on the common stock and proceeds from the sale of the common stock or the debentures at the applicable rate (which is currently 28%) if the U.S. Holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholdings as a result of the failure to properly report payments of interest or dividends or, (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Consequences to Non-U.S. Holders

      For purposes of this discussion, a Non-U.S. Holder means a beneficial owner of the debentures or the common stock who is a nonresident alien or a corporation, trust or estate for U.S. federal income tax purposes that is not a U.S. Holder. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” and entities that are treated as partnerships for United States federal income tax purposes. Such entities and their owners should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Interest/ Original Issue Discount

      Interest income paid to a Non-U.S. Holder of the debentures will not be subject to United States federal withholding tax under the “portfolio interest exception,” provided that:

      (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock,

      (2) the Non-U.S. Holder is not

(A)	a controlled foreign corporation that is related to us through stock ownership or

(B)	a bank that received the debenture on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

      (3) the beneficial owner of the debenture provides a certification, signed under penalties of perjury, that it is not a United States person. Such certification is generally made on an IRS Form W-8BEN or a suitable substitute form.

      Interest income to a Non-U.S. Holder that does not qualify for the portfolio interest exception and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

      A Non-U.S. Holder will generally be subject to tax in the same manner as a U.S. Holder with respect to interest income that is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and, if an applicable tax treaty provides, such income is attributable to a United States permanent establishment maintained by the Non-U.S. Holder. Such effectively connected income received by a Non-U.S. Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

      To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8ECI (or a suitable substitute form), as applicable. Such certificate must contain, among other information, the name and address of the Non-U.S. Holder.

      Non-U.S. Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

Liquidated Damages

      As described under “Description of Debentures — Registration Rights” the Company may be required to make payments of “liquidated damages” to the holders if it fails to comply with specified obligations under the registration rights agreement. We currently plan to the take the position that such payments are subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. Prospective purchasers should consult their tax advisors as to the tax considerations that relate to the potential payment of liquidated damages.

Conversion of the Debentures

      A Non-U.S. Holder who converts his debenture into common stock generally will not recognize any income, gain or loss, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share. To the extent that a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a debenture or common stock. The Non-U.S. Holder’s aggregate adjusted basis in the common stock will equal his adjusted basis in the debenture (less the portion of the basis allocable to a fractional share of common stock for which cash is received), and the Non-U.S. Holder’s holding period for the stock will include the period during which he held the debenture.

Dividends

      Subject to the discussion below of backup withholding, dividends paid on the common stock to a Non- U.S. Holder (including any deemed dividend payments as discussed in Consequences to U.S. Holders — Constructive Dividends to Holders of Debentures or Common Stock) generally will be subject to a 30% U.S. federal withholding tax, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the Non-U.S. Holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

      If dividends paid on the common stock to a Non-U.S. Holder are effectively connected with the Non- U.S. Holder’s trade or business in the United States, the Non-U.S. Holder will be required to pay United States federal income tax on that dividend on a net income basis (although exempt from the 30% withholding tax provided the appropriate statement is provided to us) generally in the same manner as a

U.S. Holder. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any dividend income that is effectively connected with a United States trade or business will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the Non-U.S. Holder in the United States and the Non-U.S. Holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, a Non-U.S. Holder that is treated as a foreign corporation for United States federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dispositions of Debentures and Common Stock

      Generally, a Non-U.S. Holder will not be subject to federal income tax on gain realized upon the sale, exchange, redemption or other disposition of a debenture or sale or exchange of common stock unless: (a) such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption or other disposition and certain other conditions are met, (b) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, and in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States, or (c) the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the 5-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter. The Company is not, and does not anticipate becoming, a U.S. real property holding corporation.

      If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which the United States-source capital gains exceed capital losses allocable to United States sources. If the second exception applies, generally the Non-U.S. Holder will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as U.S. Holders, as described above. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the Non-U.S. Holder in the United States and the Non-U.S. Holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor form). Additionally, Non-U.S. Holders that are treated for United States federal income tax purposes as corporations and that are engaged in a trade or business or have a permanent establishment in the United States could be subject to a branch profits tax on such income at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

      When required, we or our paying agent will report to the IRS and to each Non-U.S. Holder the amount of any dividend paid on the common stock and any amount paid with respect to the debentures in each calendar year, and the amount of tax withheld, if any, with respect to these payments. Non-U.S. Holders who have provided the forms and certification mentioned above or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent has actual knowledge or reason to know that any information in those forms and certification is unreliable or that the conditions of the exemption are in fact not satisfied. Payments of the proceeds from the sale of a debenture or common stock to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, additional information reporting, but not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a controlled foreign corporation for United States tax purposes, (c) a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business, or (d) a foreign partnership with specified connections to the United States.

      Payment of the proceeds from a sale of a debenture or common stock to or through the United States office of a broker will be subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

      The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the debentures and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

      We originally issued the debentures in a private placement in March 2004. The debentures were resold by the initial purchasers of the debentures in the United States to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the debentures and the underlying common stock pursuant to this prospectus.

      The following table sets forth information as of November 16, 2004 about the principal amount of debentures and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

				Number of		Number of
	Principal	Percentage of	Principal	Shares of	Number of	Shares of
	Amount of Debentures	Debentures	Amount of	Common Stock	Shares of	Common Stock
	Beneficially Owned	Beneficially Owned	Debentures	Held Before	Common Stock	Held After
	Before Offering	Before Offering	That May Be Sold	Offering	That May Be Sold	Offering
Name	($)	(%)	($)	(1)	(1)	(2)

Barclays Global Investors Diversified Alpha Plus Funds	1,096,000	*	1,096,000	36,053	36,053	—
BNP Paribas Equity Strategies, SNC(‡)	8,426,000	3.7	8,426,000	277,174	277,174	—
BTOP: Multi Strategy Master Portfolio Ltd.	6,000,000	2.7	6,000,000	222,540	197,371	25,169	(3)
Canyon Capital Arbitrage Master Fund, Ltd.(‡)	7,800,000	3.5	7,800,000	303,774	256,582	47,192	(4)
Canyon Value Realization Fund, L.P.(‡)	3,900,000	1.7	3,900,000	151,887	128,291	23,596	(5)
Canyon Value Realization MAC 18, Ltd. (RMF)(‡)	1,560,000	*	1,560,000	60,754	51,316	9,438	(6)
Class C Trading Company, Ltd.	580,000	*	580,000	19,079	19,079	—
CNH CA Master Account, L.P.	1,000,000	*	1,000,000	32,895	32,895	—
Context Convertible Arbitrage Fund, LP	900,000	*	900,000	29,605	29,605	—
Context Convertible Arbitrage Offshore, LTD	2,625,000	1.2	2,625,000	86,349	86,349	—
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	8,294,000	3.7	8,294,000	272,832	272,832	—
Custom Investments PCC, Ltd.	140,000	*	140,000	4,605	4,605	—
Forest Fulcrum Fund LP(†)	287,000	*	287,000	9,440	9,440	—
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	4,317,000	1.9	4,317,000	142,008	142,008	—
Grace Convertible Arbitrage Fund, Ltd.(‡)	5,000,000	2.2	5,000,000	164,476	164,476	—
HFR CA Global Opportunity Master Trust	778,000	*	778,000	25,592	25,592	—
HFR CA Global Select Master Trust Account	370,000	*	370,000	12,171	12,171	—
HFR RVA Select Performance Master Trust	488,000	*	488,000	16,052	16,052	—
Highbridge International LLC(‡)	17,500,000	7.8	17,500,000	1,204,894	575,666	629,228	(7)
JMG Capital Partners, L.P.	19,000,000	8.4	19,000,000	656,469	625,008	31,461	(8)
JMG Triton Offshore Fund, LTD	19,000,000	8.4	19,000,000	1,332,889	625,008	707,881	(9)
KBC Convertible MAC 28 Fund Ltd.(‡)	1,020,000	*	1,020,000	46,137	33,553	12,584	(10)
KBC Convertible Opportunities Fund (‡)	12,750,000	5.7	12,750,000	576,720	419,413	157,307	(11)

						Number of				Number of
	Principal		Percentage of	Principal		Shares of		Number of		Shares of
	Amount of Debentures		Debentures	Amount of		Common Stock		Shares of		Common Stock
	Beneficially Owned		Beneficially Owned	Debentures		Held Before		Common Stock		Held After
	Before Offering		Before Offering	That May Be Sold		Offering		That May Be Sold		Offering
Name	($)		(%)	($)		(1)		(1)		(2)

KBC Financial Products USA Inc.(†)	3,250,000		1.4	3,250,000		106,909		106,909		—
KBC Multi-Strategy Arbitrage Fund(‡)	10,960,000		4.9	10,960,000		495,815		360,531		135,284	(12)
LLT Limited	519,000		*	519,000		17,072		17,072		—
Lyxor/Context Fund LTD(‡)	425,000		*	425,000		13,980		13,980		—
Lyxor/Convertible Arbitrage Fund Limited	1,496,000		*	1,496,000		49,211		49,211		—
Lyxor/Forest Fund Limited	1,107,000		*	1,107,000		36,414		36,414		—
Lyxor Master Fund	1,130,000		*	1,130,000		37,171		37,171		—
McMahan Securities Co. L.P.(†)	1,000,000		*	1,000,000		32,895		32,895		—
Melody IAM Ltd.(‡)	770,000		*	770,000		34,767		25,329		9,438	(13)
National Bank of Canada(‡)	200,000		*	200,000		38,040		6,579		31,461	(14)
Polaris Vega Fund L.P.	2,400,000		1.1	2,400,000		107,263		78,948		28,315	(15)
Royal Bank of Canada(‡)	2,500,000		1.1	2,500,000		239,545		82,238		157,307	(16)
Royal Bank of Canada (Norshield)(‡)	250,000		*	250,000		8,223		8,223		—
S.A.C. Arbitrage Fund, LLC	1,000,000		*	1,000,000		54,758		32,895		21,863	(17)
Silver Convertible Arbitrage Fund, LDC	550,000		*	550,000		18,092		18,092		—
Singlehedge US Convertible Arbitrage Fund	2,068,000		*	2,068,000		68,027		68,027		—
Sphinx Convertible Arbitrage SPC	914,000		*	914,000		30,066		30,066		—
Sturgeon Limited	1,560,000		*	1,560,000		51,316		51,316		—
Sunrise Partners Limited Partnership(‡)	5,100,000		2.3	5,100,000		230,687		167,765		62,922	(18)
The Canyon Value Realization Fund (Cayman), Ltd.(‡)	10,660,000		4.7	10,660,000		415,157		350,662		64,495	(19)
Univest Convertible Arbitrage Fund II LTD (Norshield)	100,000		*	100,000		3,289		3,289		—
Xavex Convertible Arbitrage 2 Fund	360,000		*	360,000		11,842		11,842		—
Xavex Convertible Arbitrage 4 Fund	235,000		*	235,000		7,730		7,730		—
Zurich Institutional Benchmarks Master Fund Ltd.	1,259,000		*	1,259,000		57,932		41,415		16,517	(20)
SuttonBrook Capital Portfolio, LP	21,000,000	(21)	8.4	19,000,000		690,798	(21)	625,008		65,790	(21)
All other holders of debentures or future transferees, pledgees or donees or their successors(22)(23)	31,356,000		13.9	31,356,000		1,031,461		1,031,461		—

Total	225,000,000		100	225,000,000	(21)	9,638,668	(24)	7,401,420	(24)(25)	2,237,248

*	Represents less than 1.0%.

†	Selling securityholder has informed us that it is a registered broker-dealer and purchased the debentures for investment purposes only, in the ordinary course of business.

‡	Selling securityholder has informed us that it is an affiliate of a registered broker-dealer and purchased the debentures for investment purposes only, in the ordinary course of business.

(1)	The number of conversion shares shown in the table above assumes conversion of the full amount of debentures held by such holder at the initial conversion rate of 32.8952 shares per $1,000 principal amount at maturity of debentures. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the debentures. Cash will be paid instead of fractional shares, if any.

(2)	Unless otherwise indicated, each selling securityholder may offer all of the debentures and shares of common stock it beneficially owns and, accordingly, will own no securities of CapitalSource if all of the securities it may offer pursuant to this prospectus are sold by it.

(3)	Represents shares that may be acquired upon conversion of $800,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by BTOP: Multi-Strategy Master Portfolio Ltd. Such debentures and the shares issuable upon conversion thereof are also being registered for resale (Form S-3, Reg. No. 333-118738) and, if sold pursuant to such registration statement, BTOP: Multi- Strategy Master Portfolio Ltd. would own no securities of CapitalSource.

(4)	Represents shares that may be acquired upon conversion of $1,500,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by Canyon Capital Arbitrage Master Fund, Ltd. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3l Reg. No. 333-118738) and, if sold pursuant to such registration statement, Canyon Capital Arbitrage Master Fund, Ltd. would own no securities of CapitalSource.

(5)	Represents shares that may be acquired upon conversion of $750,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by Canyon Value Realization Fund, L.P. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118738) and, if sold pursuant to such registration statement, Canyon Value Realization Fund, L.P. would own no securities of CapitalSource.

(6)	Represents shares that may be acquired upon conversion of $300,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by Canyon Value Realization MAC 18, Ltd. (RMF). Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118738) and, if sold pursuant to such registration statement, Canyon Value Realization MAC 18, Ltd. (RMF) would own no securities of CapitalSource.

(7)	Represents shares that may be acquired upon conversion of $20,000,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by Highbridge International LLC. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118738) and, if sold pursuant to such registration statement, Highbridge International LLC would own no securities of CapitalSource.

(8)	Represents shares that may be acquired upon conversion of $1,000,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by JMG Capital Partners, L.P. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-188738) and, if sold pursuant to such registration statement, JMG Capital Partners, L.P. would own no securities of CapitalSource.

(9)	Represents shares that may be acquired upon conversion of $22,500,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by JMG Triton Offshore Fund, LTD. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-188738) and, if sold pursuant to such registration statement, JMG Triton Offshore Fund, LTD would own no securities of CapitalSource.

(10)	Represents shares that may be acquired upon conversion of $400,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by KBC Convertible MAC 28 Fund Ltd. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118738) and, if sold pursuant to such registration statement, KBC Convertible MAC 28 Fund Ltd. would own no securities of CapitalSource.

(11)	Represents shares that may be acquired upon conversion of $5,000,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by KBC Convertible Opportunities Fund. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118738) and, if sold pursuant to such registration statement, KBC Convertible Opportunities Fund would own no securities of CapitalSource.

(12)	Represents shares that may be acquired upon conversion of $4,300,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by KBC Multi-Strategy Arbitrage Fund. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118738) and, if sold pursuant to such registration statement, KBC Multi-Strategy Arbitrage Fund would own no securities of CapitalSource.

(13)	Represents shares that may be acquired upon conversion of $300,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by Melody IAM Ltd. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118738) and, if sold pursuant to such registration statement, Melody IAM Ltd. would own no securities of CapitalSource.

(14)	Represents shares that may be acquired upon conversion of $1,000,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by National Bank of Canada for which Putnam Lovell NBF Securities, Inc. is the investment manager. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118738) and, if sold pursuant to such registration statement, National Bank of Canada would own no securities of CapitalSource.

(15)	Represents shares that may be acquired upon conversion of $900,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by Polaris Vega Fund L.P. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-188738) and, if sold pursuant to such registration statement, Polaris Vega Fund L.P. would own no securities of CapitalSource.

(16)	Represents shares that may be acquired upon conversion of $5,000,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by Royal Bank of Canada. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118738) and, if sold pursuant to such registration statement, Royal Bank of Canada would own no securities of CapitalSource.

(17)	Represents 21,863 shares of our common stock held by S.A.C. Arbitrage Fund, LLC.

(18)	Represents shares that may be acquired upon conversion of $2,000,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by Sunrise Partners Limited Partnership. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-188738) and, if sold pursuant to such registration statement, Sunrise Partners Limited Partnership would own no securities of CapitalSource.

(19)	Represents shares that may be acquired upon conversion of $2,050,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by The Canyon Value Realization Fund (Cayman), Ltd. Such debentures and the shares issuable upon conversion thereof are also registered for resale (Form S-3, Reg. No. 333-118738) and, if sold pursuant to such registration statement, The Canyon Value Realization Fund (Cayman), Ltd. would own no securities of CapitalSource

(20)	Represents shares that may be acquired upon conversion of $525,000 in principal amount of our 3.5% Senior Convertible Debentures due 2034 beneficially owned by Zurich Institutional Benchmarks Master Fund Ltd. for which TQA Investors, L.L.C. is the investment manager. Such debentures and the shares issuable upon conversion thereof are also being registered for resale (Form S-3, Reg. No. 333-118738) and, if sold pursuant to such registration statement, Zurich Institutional Benchmarks Master Fund Ltd. would own no securities of CapitalSource.

(21)	Includes $2,000,000 in principal amount of our registered Senior Convertible Debentures due 2034 and the number of shares of common stock that may be acquired upon conversion thereof.

(22)	Information about additional selling securityholders will be set forth in an amendment to the registration statement of which this prospectus forms a part.

(23)	Assumes that the other holders of debentures or future transferees, pledgees, or donees or their successors do not beneficially own any shares of common stock other than the shares of common stock issuable upon conversion of the debentures.

(24)	Because fractional shares that would otherwise be issuable upon conversion of debentures will be paid in cash, the sum of the number of shares listed in the column does not equal the total.

(25)	Assumes conversion of $225,000,000 principal amount of debentures at the specified conversion rate.

      To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act.

      With respect to selling securityholders that are affiliates of broker-dealers, we believe from information provided by them that such entities acquired their debentures or underlying common stock in the ordinary course of business and, at the time of the purchase of the debentures or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the debentures or underlying common stock. To the extent that we become aware that such entities did not acquire their debentures or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

      We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date as of which the information is presented in the above table.

      Because the selling securityholders may offer all or some of their debentures or the underlying common stock from time to time, we cannot estimate the amount of the debentures or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

      Only selling securityholders identified above who beneficially own the debentures set forth opposite each such selling securityholder’s name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the debentures or the underlying common stock by any holder not identified above, the registration statement of which this prospectus forms a part will be amended by a post-effective amendment to set forth the name and aggregate amount of debentures beneficially owned by the selling securityholder intending to sell such debentures or the underlying common stock and the aggregate amount of debentures or the number of shares of the underlying common stock to be offered. The prospectus, which will be a part of such a post-effective amendment, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

      The debentures and the underlying common stock are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the debentures or the underlying common stock. We will bear the fees and expenses incurred in connection with our obligation to register the debentures and the underlying common stock. However, the selling securityholders will pay all underwriting discounts, commissions and agent’s commissions, if any.

      The selling securityholders may offer and sell the debentures and the underlying common stock from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, who may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

      In connection with the sales of the debentures and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the offered securities, deliver the debentures and the underlying common stock to close out such short positions, or loan or pledge the debentures and the underlying common stock to broker-dealers that in turn may sell such securities.

      If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any debentures and the underlying common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the debentures and the underlying common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of debentures and the underlying common stock and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the debentures and the underlying common stock, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debentures and underlying common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures or the underlying common stock by the selling securityholders. Selling securityholders may decide to sell all or a portion of the debentures or the underlying common stock offered by them pursuant to this prospectus or may decide not to sell portion of the debentures or the underlying common stock offered by them pursuant to this prospectus or may decide not to sell debentures or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the debentures or the underlying common stock by other means not described in this prospectus. Any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the debentures and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the debentures or common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed. All of the above may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

      Under the securities laws of certain states, the debentures and the underlying common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the debentures and the underlying common stock may not be sold unless the debentures and the underlying common stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

      We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

      We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 120 days in any 12-month period. If the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay additional interest.

LEGAL MATTERS

      Certain legal matters regarding the debentures and the shares of common stock issuable upon conversion thereof will be passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

      The consolidated financial statements of CapitalSource Inc. appearing in CapitalSource Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION/INCORPORATION BY REFERENCE

      THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the New York Stock Exchange (the “NYSE”). For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

      We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents (File No. 001-31753) contain important information about us and our financial condition:

•	Annual Report on Form 10-K for the year ended December 31, 2003.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

•	Current Reports on Form 8-K filed with the SEC on March 19, 2004, July 9, 2004, October 13, 2004 and November 3, 2004.

•	The description of CapitalSource’s Common Stock contained in its Registration Statement on Form 8-A filed with the SEC on July 25, 2003, including any amendment or reports filed for the purpose of updating such description.

      We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the selling securityholders have sold all of the debentures and shares of common stock to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 9 or Item 12 of any current report on Form 8-K except to the extent set forth above. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

      You may obtain copies of any of these filings through CapitalSource as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

CapitalSource Inc.

4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
(800) 370-9431
Attn: Investor Relations
Internet Website: www.capitalsource.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses payable by the registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling securityholders. All amounts are estimated except the SEC registration fee.

Amount

SEC registration fee	$28,508
Printing and engraving costs	25,000
Accounting fees and expenses	20,000
Legal fees and expenses	25,000
Miscellaneous	1,492

Total	$100,000

Item 15.     Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law sets forth provisions that define the extent to which a corporation organized under the laws of Delaware may indemnify directors, officers, employees or agents. Section 145 provides as follows:

      (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

      (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

      (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

      Article VII of our bylaws provides, in part, that we shall, to the full extent permitted under applicable law, indemnify and, upon request, advance expenses to any person:

“...made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative... arising out of, relating to, based upon, in connection with or due to the fact that such person is or was a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation or is or was serving at the request of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan....”

      Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of any director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit.

      Article VI of our Amended and Restated Certificate of Incorporation provides that:

“[n]o director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware shall be amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall, automatically, without any action, be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omission occurring prior to, such repeal or modification.”

      In addition, we intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements will provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law, whether or not expressly provided for in our Amended and Restated Bylaws, and set forth the process by which claims for indemnification are considered.

      The directors and officers of each additional registrant listed below may be insured and/or indemnified against liability incurred in their capacity as officers and/or directors pursuant to provisions in the certificate of incorporation of such additional registrant. The provision(s) of each such additional registrant’s certificate of incorporation providing for insurance or indemnification or a limitation of liability are identified in the table below and are set forth in the exhibits, identified below, to this registration statement and are incorporated herein by reference.

	Article(s) of Charter
	Containing Indemnification
	and/or Limit of Liability
Name of Registrant	Provisions	Exhibit No.

CapitalSource Holdings Inc.	6	99.2

      The directors, officers, members and managers of each additional registrant listed below may be insured and/or indemnified against liability incurred in their capacity as such pursuant to provisions in the limited liability company agreement or bylaws of such additional registrant. The provisions of each such additional registrant’s limited liability company agreement or bylaws providing insurance or indemnification or a limitation of liability are identified in the table below and are set forth in the exhibits, identified below, to this registration statement and are incorporated herein by reference.

	Article(s) of Limited
	Liability Company
	Agreement or Bylaws
	Containing Indemnification
	and/or Limitation of
Name of Registrant	Liability Provisions	Exhibit No.

CapitalSource Finance LLC	4	99.1
CapitalSource Holdings Inc.	6	99.4

      Officers, members and managers of each additional registrant may also be insured and/or indemnified against liability incurred in their capacity as such pursuant to the provisions of state law identified below. These provisions are set forth in the exhibits, identified below, to this registration statement and are incorporated herein by reference.

	Statutory Provisions Regarding
	Indemnification and/or
Name of Registrant	Limitations of Liability	Exhibit No.

CapitalSource Finance LLC	Section 18-108 of the Delaware Limited Liability Company Act	99.3

Item 16.     Exhibits

      Incorporated herein by reference to the Exhibit Index attached hereto.

Item 17.     Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chevy Chase, State of Maryland, on November 17, 2004.

CAPITALSOURCE INC.

By:	/s/ JOHN K. DELANEY

John K. Delaney

Chairman of the Board and

Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 17, 2004.

Signature	Title

/s/ JOHN K. DELANEY John K. Delaney	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ JASON M. FISH Jason M. Fish	President and Director

/s/ THOMAS A. FINK Thomas A. Fink	Chief Financial Officer

/s/ JAMES M. MOZINGO James M. Mozingo	Chief Accounting Officer

* William G. Byrnes	Director

* Frederick W. Eubank, II	Director

Andrew B. Fremder	Director

* Tully M. Friedman	Director

* Sara L. Grootwassink	Director

* Timothy M. Hurd	Director

Signature		Title

* Dennis P. Lockhart		Director

* Thomas F. Steyer		Director

* Paul R. Wood		Director

* Pursuant to Power of Attorney

By:	/s/ STEVEN A. MUSELES Steven A. Museles Attorney-In-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chevy Chase, State of Maryland, on November 17, 2004.

CAPITALSOURCE FINANCE LLC

By:	/s/ JOHN K. DELANEY

John K. Delaney
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 17, 2004.

Signature	Title

/s/ JOHN K. DELANEY John K. Delaney	Chief Executive Officer

/s/ THOMAS A. FINK Thomas A. Fink	Chief Financial Officer

/s/ JAMES M. MOZINGO James M. Mozingo	Chief Accounting Officer

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chevy Chase, State of Maryland, on November 17, 2004.

CAPITALSOURCE HOLDINGS INC.

By:	/s/ JOHN K. DELANEY

John K. Delaney

Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 17, 2004.

Signature	Title

/s/ JOHN K. DELANEY John K. Delaney	Chief Executive Officer

/s/ THOMAS A. FINK Thomas A. Fink	Chief Financial Officer

/s/ JAMES M. MOZINGO James M. Mozingo	Chief Accounting Officer

EXHIBIT INDEX

Exhibit
Number		Description of Document

4.1		Indenture, dated as of March 19, 2004, between the registrant and U.S. Bank National Association, CapitalSource Finance LLC and CapitalSource Holdings LLC, including the form of Debenture (incorporated by reference to Exhibit 4.7 to the registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2004, as filed with the SEC on May 13, 2004).
4	.1.1	First Supplemental Indenture, dated as of October 18, 2004, between the registrant, CapitalSource Finance LLC and CapitalSource Holdings Inc., as Guarantors, and U.S. Bank National Association, as Trustee.†
4.2		Registration Rights Agreement, dated as of March 19, 2004, among the registrant, CapitalSource Finance LLC, CapitalSource Holdings LLC and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 10.23 to the registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2004, as filed with the SEC on May 13, 2004).
5.1		Opinion of Hogan & Hartson L.L.P. relating to the legality of the securities offered hereby.†
8.1		Opinion of Hogan & Hartson L.L.P. regarding tax matters.†
12.1		Statement of Computation of Ratios of Earnings to Fixed Charges.**
23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.**
23.2		Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).†
23.3		Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1).†
25.1		Power of Attorney (included in signature page of initial filing on September 1, 2004).
24.1		Statement of Eligibility on Form T-1.†
99.1		Amended and Restated Operating Agreement of CapitalSource Finance LLC.†
99.2		Certificate of Incorporation of CapitalSource Holdings Inc.†
99.3		Section 18-108 of the Delaware Limited Liability Company Act.†
99.4		Bylaws of CapitalSource Holdings Inc.†

**	Filed herewith.

†	Previously filed.